Exhibit 99.1


News
For Immediate Release                                  SILGAN HOLDINGS INC.
                                                       4 Landmark Square
                                                       Suite 400
                                                       Stamford, CT  06901

                                                       Telephone: (203) 975-7110
                                                       Fax:       (203) 975-7902


                                                                 Contact:
                                                                 Robert B. Lewis
                                                                 (203) 406-3160



   SILGAN HOLDINGS ANNOUNCES A 24 PERCENT INCREASE IN SECOND QUARTER EARNINGS
                       AND RAISES FULL YEAR 2008 ESTIMATE



STAMFORD, CT, July 23, 2008 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today reported second quarter 2008 net income of $33.3 million, or $0.87 per diluted share, as compared to second quarter 2007 net income of $26.8 million, or $0.70 per diluted share. Results for the second quarter of 2008 included pre-tax rationalization charges of $2.7 million, or $0.05 per diluted share net of tax. Results for the second quarter of 2007 included pre-tax rationalization charges of $2.3 million, or $0.04 per diluted share net of tax. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

"Each of our businesses outperformed the prior year in the second quarter of 2008, resulting in a 24 percent increase in adjusted net income per diluted share as compared to the second quarter of 2007. This is particularly encouraging given the current macro-economic conditions and the significant inflation in raw materials and other input costs," said Tony Allott, President and CEO.


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


SILGAN HOLDINGS
July 23, 2008
Page 2


"Our metal food container business benefited from strong manufacturing performance and effective cost management. Our closures business benefited from solid unit volume growth, improved manufacturing efficiencies and cost reductions largely related to the international restructuring announced during the first quarter. Our plastic container business benefited from a favorable mix of products sold and successfully managed operating costs to offset soft market demand," continued Mr. Allott. "In light of our year-to-date performance and despite expectations of continued inflation, particularly in resin costs, as well as the economic concerns we raised our full year earnings estimate of adjusted net income per diluted share by $0.05 to a range of $3.50 to $3.70," concluded Mr. Allott.

Net sales for the second quarter of 2008 were $735.3 million, an increase of $51.7 million, or 7.6 percent, as compared to $683.6 million in the second quarter of 2007. This increase was primarily the result of higher average selling prices across all businesses largely attributable to the pass through of higher raw material and other manufacturing costs and favorable foreign currency translation, partially offset by lower unit volumes in the metal food and plastic container businesses.

Income from operations for the second quarter of 2008 was $64.9 million, an increase of $6.4 million, or 10.9 percent, as compared to $58.5 million for the second quarter of 2007, and operating margin increased to 8.8 percent from 8.6 percent for the same periods. Income from operations increased across all businesses in the second quarter of 2008 as compared to the same period last year.

Interest and other debt expense for the second quarter of 2008 was $14.8 million, a decrease of $2.1 million as compared to 2007. This decrease was primarily due to lower market interest rates and higher interest income attributable to the cash on hand during the quarter.

The Company's effective tax rate for the second quarter of 2008 was 33.6 percent as compared to 35.6 percent in the same period of 2007. The effective tax rate for the second quarter of 2008 benefited from a $1.7 million tax credit relating to certain non-recurring state tax incentives.


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

SILGAN HOLDINGS
July 23, 2008
Page 3


 Metal Food Containers

Net sales of the metal food container business were $377.5 million for the second quarter of 2008, an increase of $12.5 million, or 3.4 percent, as compared to $365.0 million in 2007. This increase was primarily the result of higher average selling prices as a result of the pass through of higher raw material and other manufacturing costs, partially offset by lower unit volumes.

Income from operations of the metal food container business increased $5.4 million in the second quarter of 2008 to $33.1 million as compared to $27.7 million in the second quarter of 2007, and operating margin increased to 8.8 percent from 7.6 percent over the same periods. This increase was primarily the result of cost control and manufacturing efficiencies, including the benefits from the closing of the St. Paul, Minnesota and Stockton, California manufacturing facilities, slightly offset by lower unit volumes. The second quarters of 2008 and 2007 included rationalization charges of $2.0 million and $2.1 million, respectively.

Plastic Containers

Net sales of the plastic container business were $166.9 million in the second quarter of 2008, an increase of $9.7 million, or 6.2 percent, as compared to $157.2 million in the second quarter of 2007. This increase was due to higher average selling prices as a result of the pass through of higher raw material costs, a more favorable mix of products sold and the impact of favorable foreign currency translation, partially offset by lower unit volumes attributable to generally soft market demand.

Income from operations in the plastic container business for the second quarter of 2008 was $13.6 million, an increase of $1.2 million as compared to $12.4 million in 2007, and operating margin increased to 8.1 percent from 7.9 percent over the same periods. This increase was attributable to a favorable mix of products sold, improved manufacturing efficiencies and lower selling, general and administrative costs, partially offset by inflation in manufacturing and other costs and a decrease in unit volumes.


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

SILGAN HOLDINGS
July 23, 2008
Page 4


Closures

Net sales of the closures business were $190.9 million in the second quarter of 2008, an increase of $29.5 million, or 18.3 percent, as compared to $161.4 million in the second quarter of 2007. This increase was primarily the result of favorable foreign currency translation, higher average selling prices due to the pass through of higher raw material costs and an increase in unit volumes, including from recently acquired businesses.

Income from operations in the closures business for the second quarter of 2008 increased $1.0 million to $21.8 million as compared to $20.8 million in 2007, while operating margin decreased to 11.4 percent from 12.9 percent over the same periods. The increase in income from operations was primarily due to unit volume increases, partially offset by inflation in manufacturing and other costs. The decrease in operating margin was a result of inflation in raw materials and other costs, the inclusion of the recently acquired Spanish and Brazilian operations and rationalization charges of $0.6 million recognized in the second quarter of 2008 related to the streamlining of certain operations and consolidation of various administrative positions in Europe.

Six Months

Net income for the first six months of 2008 was $54.5 million, or $1.42 per diluted share, as compared to net income for the first six months of 2007 of $55.3 million, or $1.45 per diluted share. Results for the first six months of 2008 included rationalization charges of $0.13 per diluted share net of tax, as compared with rationalization charges of $0.06 per diluted share net of tax in the same period a year ago. Adjusted net income per diluted share for the first six months of 2008 was $1.55 versus $1.51 in the prior year period.

Net sales for the first six months of 2008 increased $80.7 million, or 6.0 percent, to $1.42 billion as compared to $1.33 billion for the first six months of 2007. This increase was primarily due to higher average selling prices resulting from the pass through of inflation in raw material and other manufacturing costs, favorable foreign currency translation and an increase in unit volumes in the closures business, slightly offset by lower unit volumes in the metal food and plastic containers businesses.


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

SILGAN HOLDINGS
July 23, 2008
Page 5



Income from operations for the first six months of 2008 was $114.8 million, a decrease of $5.8 million, or 4.8 percent, from the same period in 2007. This decrease was a result of $4.0 million of higher rationalization charges incurred in 2008, benefits realized in the first quarter of 2007 due to the lagged pass through of declines in resin costs in the plastic container business, higher depreciation expense and inflation in manufacturing and other costs. These decreases were partially offset by improved manufacturing efficiencies and cost control across all businesses and management fee income of $2.2 million recognized in the first quarter of 2008 from the management of the Brazilian White Cap closures operations. Rationalization charges in 2008 related to the shut down of the Tarrant, Alabama metal food container manufacturing facility and the Richmond, Virginia plastic container manufacturing facility and the consolidation of certain activities and administrative positions within our European closures operations.

Interest and other debt expense for the first six months of 2008 was $31.1 million, a decrease of $1.9 million as compared to the first six months of 2007. This decrease was primarily attributable to lower market interest rates and higher interest income attributable to the cash on hand during 2008, partially offset by the effects of higher average borrowings.

The Company's effective tax rate for the first six months of 2008 was 34.9 percent as compared to 36.9 percent in the same period of 2007. The 2008 effective tax rate benefited from a $1.7 million tax credit relating to certain non-recurring state tax incentives.

Dividend

On June 13, 2008 the Company paid a quarterly cash dividend in the amount of $0.17 per share to holders of record of common stock of the Company on May 30, 2008. This dividend payment aggregated $6.5 million.

Outlook for 2008

Despite the expectation of additional cost inflation and continued concerns over the macro-economic environment, the Company is raising its estimate of adjusted net income per diluted share for the full year of 2008 to a range of $3.50 to $3.70. This estimate excludes rationalization charges for previously announced plans, currently estimated at $0.16 per diluted


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SILGAN HOLDINGS
July 23, 2008
Page 6


share, and the impact of potential rationalization actions which the Company currently has under review.

The Company is providing an estimate of adjusted net income per diluted share for the third quarter of 2008, which excludes rationalization charges, in the range of $1.40 to $1.50, as compared to adjusted net income per diluted share of $1.26 in the third quarter of 2007.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company's results for the second quarter of 2008 at 11:00 a.m. eastern time on July 23, 2008. The toll free number for domestic callers is (888) 259-8724, and the number for international callers is (913) 312-0964. For those unable to listen to the live call, a taped rebroadcast will be available through August 6, 2008. To access the rebroadcast, the toll free number for domestic callers is (888) 203-1112, and the number for international callers is (719) 457-0820. The pass code is 3853407.

                                      * * *

Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $2.9 billion in 2007. Silgan operates 69 manufacturing facilities in North and South America, Europe and Asia. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products. In addition, Silgan is a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Such forward looking statements are made based upon management's expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company's Annual Report on Form 10-K for 2007 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.


                                      * * *
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



                                          SILGAN HOLDINGS INC.
                         CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                              For the quarter and six months ended June 30,
                             (Dollars in millions, except per share amounts)


                                                         Second Quarter                  Six Months
                                                         --------------                  ----------
                                                       2008         2007            2008           2007
                                                       ----         ----            ----           ----
Net sales                                             $735.3       $683.6         $1,415.1       $1,334.4

Cost of goods sold                                     627.3        584.3          1,217.0        1,135.1
                                                      ------       ------         --------       --------

  Gross profit                                         108.0         99.3            198.1          199.3

Selling, general and administrative expenses            40.4         38.5             75.9           75.3

Rationalization charges                                  2.7          2.3              7.4            3.4
                                                      ------       ------         --------       --------

  Income from operations                                64.9         58.5            114.8          120.6

Interest and other debt expense                         14.8         16.9             31.1           33.0
                                                      ------       ------         --------       --------

  Income before income taxes                            50.1         41.6             83.7           87.6

Provision for income taxes                              16.8         14.8             29.2           32.3
                                                      ------       ------         --------       --------

  Net income                                          $ 33.3       $ 26.8         $   54.5       $   55.3
                                                      ======       ======         ========       ========

Earnings per share:
  Basic net income per share                           $0.88        $0.71            $1.44          $1.47
  Diluted net income per share                         $0.87        $0.70            $1.42          $1.45

Cash dividends per common share                        $0.17        $0.16            $0.34          $0.32

Weighted average shares (000's):
  Basic                                               37,851       37,654           37,812         37,634
  Diluted                                             38,269       38,162           38,239         38,134


                                      SILGAN HOLDINGS INC.
                      CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
                          For the quarter and six months ended June 30,
                                      (Dollars in millions)


                                                  Second Quarter                  Six Months
                                                  --------------                  ----------
                                                2008          2007            2008           2007
                                                ----          ----            ----           ----
Net sales:
    Metal food containers                      $377.5        $365.0         $  728.7       $  710.6
    Plastic containers                          166.9         157.2            339.0          319.6
    Closures                                    190.9         161.4            347.4          304.2
                                               ------        ------         --------       --------
       Consolidated                            $735.3        $683.6         $1,415.1       $1,334.4
                                               ======        ======         ========       ========

Income from operations:
    Metal food containers (a)                  $ 33.1        $ 27.7         $   58.2       $   56.5
    Plastic containers (b)                       13.6          12.4             26.2           32.2
    Closures (c)                                 21.8          20.8             36.3           36.6
    Corporate                                    (3.6)         (2.4)            (5.9)          (4.7)
                                               ------        ------         --------       --------
       Consolidated                            $ 64.9        $ 58.5         $  114.8       $  120.6
                                               ======        ======         ========       ========


                                      SILGAN HOLDINGS INC.
                        CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                      (Dollars in millions)

                                                          June 30,         June 30,        Dec. 31,
                                                            2008             2007            2007
                                                            ----             ----            ----
Assets:
    Cash and cash equivalents                             $   86.1         $   25.3        $   95.9
    Trade accounts receivable, net                           346.2            320.3           219.8
    Inventories                                              576.1            548.3           427.8
    Other current assets                                      30.2             32.8            27.7
    Property, plant and equipment, net                       940.3            913.3           939.6
    Other assets, net                                        449.3            419.0           429.2
                                                          --------         --------        --------
       Total assets                                       $2,428.2         $2,259.0        $2,140.0
                                                          ========         ========        ========

Liabilities and stockholders' equity:
    Current liabilities, excluding debt                   $  385.3         $  341.1        $  378.0
    Current and long-term debt                             1,214.6          1,204.3           992.5
    Other liabilities                                        271.3            290.0           269.4
    Stockholders' equity                                     557.0            423.6           500.1
                                                          --------         --------        --------
       Total liabilities and stockholders' equity         $2,428.2         $2,259.0        $2,140.0
                                                          ========         ========        ========


(a) Includes rationalization charges of $2.0 million and $2.1 million for the three months ended June 30, 2008 and 2007, respectively, and $3.3 million and $3.2 million for the six months ended June 30, 2008 and 2007, respectively.
(b) Includes rationalization charges of $0.1 million and $0.2 million for the three months ended June 30, 2008 and 2007, respectively, and $0.8 million and $0.2 million for the six months ended June 30, 2008 and 2007, respectively.
(c) Includes rationalization charges of $0.6 million and $3.3 million for the three and six months ended June 30, 2008, respectively.

                                    SILGAN HOLDINGS INC.
                      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                         (UNAUDITED)
                              For the six months ended June 30,
                                    (Dollars in millions)

                                                                        2008         2007
                                                                        ----         ----
Cash flows provided by (used in) operating activities:
   Net income                                                         $  54.5      $  55.3
   Adjustments to reconcile net income to net cash
    used in operating activities:
      Depreciation and amortization                                      71.5         66.8
      Rationalization charges                                             7.4          3.4
      Other changes that provided (used) cash, net
       of effects from acquisitions:
          Trade accounts receivable, net                               (119.1)       (82.6)
          Inventories                                                  (131.4)      (117.3)
          Trade accounts payable and other changes, net                  73.1         36.5
                                                                      -------      -------
      Net cash used in operating activities                             (44.0)       (37.9)
                                                                      -------      -------

Cash flows provided by (used in) investing activities:
   Purchases of businesses, net of cash acquired                        (14.5)        (7.8)
   Capital expenditures                                                 (55.4)       (75.4)
   Proceeds from asset sales                                              0.9          2.5
                                                                      -------      -------
      Net cash used in investing activities                             (69.0)       (80.7)
                                                                      -------      -------

Cash flows provided by (used in) financing activities:
   Dividends paid on common stock                                       (13.0)       (12.1)
   Net borrowings and other financing activities                        116.2        139.3
                                                                      -------      -------
      Net cash provided by financing activities                         103.2        127.2
                                                                      -------      -------

Cash and cash equivalents:
   Net (decrease) increase                                               (9.8)         8.6
   Balance at beginning of year                                          95.9         16.7
                                                                      -------      -------
   Balance at end of period                                           $  86.1      $  25.3
                                                                      =======      =======


                                    SILGAN HOLDINGS INC.
                 RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                         (UNAUDITED)
                        For the quarter and six months ended June 30,

                                           Table A
                                           -------


                                                          Second Quarter            Six Months
                                                          --------------            ----------
                                                         2008        2007         2008       2007
                                                         ----        ----         ----       ----

Net income per diluted share as reported                $0.87       $0.70        $1.42      $1.45

Adjustments:
  Rationalization charges, net of tax                    0.05        0.04         0.13       0.06
                                                        -----       -----        -----      -----

Adjusted net income per diluted share                   $0.92       $0.74        $1.55      $1.51
                                                        =====       =====        =====      =====


                                    SILGAN HOLDINGS INC.
                 RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
                                         (UNAUDITED)
                               For the quarter and year ended,

                                           Table B
                                           -------


                                                         Third Quarter                  Year Ended
                                                         -------------                  ----------
                                                         September 30,                 December 31,
                                                         -------------                 ------------
                                                      Estimated      Actual        Estimated      Actual
                                                      ---------      ------        ---------      ------
                                                    Low       High                Low      High
                                                    2008      2008     2007       2008     2008     2007
                                                    ----      ----     ----       ----     ----     ----
Net income per diluted share as estimated
  for 2008 and as reported for 2007                $1.38     $1.48    $1.25      $3.34    $3.54    $3.22

Adjustments:
  Rationalization charges, net of tax               0.02      0.02     0.01       0.16     0.16     0.10
                                                   -----     -----    -----      -----    -----    -----
Adjusted net income per diluted share
  as estimated for 2008 and presented for 2007     $1.40     $1.50    $1.26      $3.50    $3.70    $3.32
                                                   =====     =====    =====      =====    =====    =====




(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company's management believes it is useful to exclude rationalization charges from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.